Exhibit 99

              Symbion, Inc. Announces Second Quarter 2007
                               Results

    NASHVILLE, Tenn.--(BUSINESS WIRE)--July 27, 2007--Symbion, Inc. (NASDAQ:SMBI), an owner and operator of short stay surgical facilities, announced today results for the second quarter and six months ended June 30, 2007.

    For the second quarter ended June 30, 2007, revenues increased 4% to $76.7 million compared with $73.5 million for the second quarter ended June 30, 2006. Net income for the second quarter of 2007 decreased to $3.9 million compared with $5.9 million for the second quarter of 2006. Previously issued results have been reclassified to present certain facilities as discontinued operations, two of which were reclassified in 2006 and four of which were reclassified during the first quarter of 2007. The effective tax rate for the second quarter of 2007 was 42.0% compared with 38.5% for the second quarter of 2006. Income per diluted share from continuing operations for the second quarter of 2007 was $0.18 compared with $0.28 for the second quarter of 2006. Results for the second quarter of 2007 included $1.2 million of transaction costs related to the merger discussed below. The transaction costs incurred by the Company are not deductible for tax purposes. These transaction costs increased the Company's tax rate by approximately 2.9% and decreased diluted earnings per share by $0.04 for the second quarter of 2007. Results for the second quarter of 2006 included $0.03 related to a gain on the sale of assets and $0.01 related to an adjustment to depreciation expense based on a change in depreciation estimates at certain of the Company's newly acquired surgery centers. EBITDA decreased to $11.6 million for the second quarter of 2007 compared with $14.4 million for the second quarter of 2006. Same store net patient service revenues for the second quarter of 2007 decreased 2% compared with the same period in 2006 primarily as a result of the continuation of the Company's transition from out-of-network to in-network billing in certain markets that was initiated in the third quarter of 2006. At June 30, 2007, the Company's outstanding indebtedness was $129.2 million with a ratio of debt to total capitalization of 30%.

    For the six months ended June 30, 2007, revenues increased 9% to $153.9 million compared with $141.0 million for the first half of 2006. Net income for the first half of 2007 decreased to $8.0 million compared with $10.5 million for the same period in 2006. The effective tax rate for the six months ended June 30, 2007, was 40.4% compared with 38.5% for the six months ended June 30, 2006. Income per diluted share from continuing operations for the six months ended June 30, 2007, was $0.38 compared with $0.49 for the six months ended June 30, 2006. Results for the six months of 2007 included $1.2 million of transaction costs related to the merger discussed below. These transaction costs increased the Company's tax rate by approximately 1.4% and decreased diluted earnings per share by $0.04 for the six months ended June 30, 2007. Results for the six months of 2006 included $0.04 related to non-recurring gains recorded during the first and second quarters of 2006 and $0.01 related to an adjustment to depreciation expense based on a change in depreciation estimates at certain of the Company's newly acquired surgery centers. EBITDA decreased to $23.9 million for the first half of 2007 compared with $26.5 million for the first half of 2006. Same store net patient service revenues for the six months ended June 30, 2007, increased 1% compared with the same period in 2006.

    On June 30, 2007, the Company acquired an additional 55% equity interest in a surgical facility located in Cape Coral, Florida, in which the Company already owned 10%. Subsequent to the additional interest purchase, the Company began consolidating the operations of the Cape Coral facility on July 1, 2007.

    Proposed Merger

    The Company announced on April 24, 2007, that it had entered into a merger agreement (the "Merger Agreement") with a newly formed subsidiary of Crestview Partners, L.P., a New York-based private equity firm. Under the terms of the Merger Agreement, holders of Symbion common stock will receive $22.35 per share in cash for their shares. The transaction is expected to close in the third quarter of 2007, subject to satisfaction of the closing conditions set forth in the Merger Agreement.

    The Company will hold a special meeting of its stockholders to consider the merger. The meeting is scheduled for August 15, 2007, at 9:00 a.m., Central time, at the offices of Waller Lansden Dortch & Davis, LLP, 511 Union Street, Suite 2700, Nashville, Tennessee 37219.

    Given the pending transaction, the Company will not be hosting a conference call for its second quarter earnings release.

    Additional Information and Where to Find It

    In connection with the proposed merger, Symbion has filed a definitive proxy statement with the Securities and Exchange Commission. Before making any voting decision, the Company's stockholders are urged to read the proxy statement regarding the merger carefully in its entirety because it contains important information about the proposed transaction. The Company's stockholders and other interested parties may obtain, without charge, a copy of the proxy statement and other relevant documents filed with the SEC from the SEC's website at www.sec.gov or by directing a request by mail or telephone to Symbion, Inc., 40 Burton Hills Boulevard, Suite 500, Nashville, Tennessee 37215, Attention: R. Dale Kennedy, telephone:
(615) 234-5900, or from the Company's website, www.symbion.com.

    Participants in the Solicitation

    Symbion and its directors and executive officers may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the merger. A description of the interests of Symbion's directors and executive officers in Symbion is set forth in Symbion's proxy statements and Annual Reports on Form 10-K, previously filed with the SEC, and in the definitive proxy statement relating to the merger.

    About Symbion, Inc.

    Symbion, Inc., headquartered in Nashville, Tennessee, owns and operates a network of 57 short stay surgical facilities in 23 states. The Company's facilities provide non-emergency surgical procedures across many specialties.

    This press release contains forward-looking statements based on management's current expectations and projections about future events and trends that management believes may affect the Company's financial condition, results of operations, business strategy and financial needs. The words "anticipate," "believe," "continue," "estimate," "expect," "intend," "may," "plan," "will" and similar expressions are generally intended to identify forward-looking statements. These statements, including those regarding the Company's growth and continued success, have been included in reliance on the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks, uncertainties and other factors that may cause actual results to differ from the expectations expressed in the statements. Many of these factors are beyond the ability of the Company to control or predict. These factors include, without limitation: (i) the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement; (ii) the outcome of legal proceedings instituted against Symbion and others following announcement of the Merger Agreement;
(iii) the inability to complete the merger due to the failure to obtain stockholder approval or the failure to satisfy other conditions to completion of the merger; (iv) the failure to obtain the necessary debt financing arrangements for the merger; (v) risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger; (vi) the ability to recognize the benefits of the merger;
(vii) the amount of the costs, fees, expenses and charges related to the merger and the actual terms of certain financings that will be obtained for the merger; (viii) the Company's dependence on payments from third-party payors, including government health care programs and managed care organizations; (ix) the Company's ability to acquire and develop additional surgery centers on favorable terms, including potential difficulties in integrating the business operations of such surgery centers; (x) the Company's ability to enter into strategic alliances with health care systems and other health care providers that are leaders in their markets; (xi) efforts to regulate the construction, acquisition or expansion of health care facilities;
(xii) the risk that the Company's revenues and profitability could be adversely affected if it fails to attract and maintain good relationships with the physicians who use its facilities; (xiii) the Company's ability to comply with applicable laws and regulations, including health care regulations, corporate governance laws and financial reporting standards; (xiv) risks related to pending or future heightened regulation of specialty hospitals which could restrict the Company's ability to operate its facilities licensed as hospitals and could adversely impact its reimbursement revenues; (xv) the risk of changes to physician self-referral laws that may require the Company to restructure some of its relationships, which could result in a significant loss of revenues and divert other resources;
(xvi) the Company's significant indebtedness; (xvii) the intense competition for physicians, strategic relationships, acquisitions and managed care contracts, which may result in a decline in the Company's revenues, profitability and market share; (xviii) the geographic concentration of the Company's operations, which makes the Company particularly sensitive to regulatory, economic and other conditions in certain states; (xix) the Company's dependence on its senior management; (xx) the Company's ability to enhance operating efficiencies at its surgery centers and to control costs as the volume of cases performed at the Company's facilities changes; (xxi) efforts by certain states to reduce payments from workers' compensation payors for services provided to injured workers; (xxii) risks associated with the practice of some of the Company's centers in billing for services "out-of-network," including the risk that out-of-network payments by some third-party payors may be reduced or eliminated; and (xxiii) other risks and uncertainties detailed from time to time in the Company's filings with the Securities and Exchange Commission. In light of the significant uncertainties inherent in the forward-looking statements contained in this press release, you should not place undue reliance on them. The Company undertakes no obligation to update any forward-looking statements or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.



                            SYMBION, INC.
       Unaudited Condensed Consolidated Statement of Operations
               (in thousands, except per share amounts)

                               Three Months Ended   Six Months Ended
                                    June 30,            June 30,
                               ------------------- -------------------
                                 2007      2006      2007       2006
                               --------- --------- --------- ---------
Revenues                       $ 76,670  $ 73,501  $153,890  $140,997
Operating expenses:
   Salaries and benefits         20,289    19,055    41,127    36,910
   Supplies                      15,350    13,868    30,296    26,616
   Professional and medical
    fees                          4,703     3,699     9,402     6,506
   Rent and lease expense         4,711     4,387     9,401     8,639
   Other operating expenses       5,950     4,975    11,728     9,255
                               --------- --------- --------- ---------
         Cost of revenues        51,003    45,984   101,954    87,926
   General and administrative
    expense                       7,219     6,506    13,672    13,043
   Depreciation and
    amortization                  2,904     2,471     6,001     5,696
   Provision for doubtful
    accounts                      1,300       689     2,195     1,296
   Income on equity
    investments                    (236)     (727)     (199)     (973)
   Impairment and loss on
    disposal of long-lived
    assets                          229       527       245       566
   Gain on sale of long-lived
    assets                         (478)   (1,652)     (506)   (1,652)
   Proceeds from insurance
    settlement                        -         -      (161)     (410)
   Proceeds from litigation
    settlement                        -         -         -      (588)
                               --------- --------- --------- ---------
         Total operating
          expenses               61,941    53,798   123,201   104,904
Operating income                 14,729    19,703    30,689    36,093
   Minority interests in
    income of consolidated
    subsidiaries                 (6,020)   (7,764)  (12,753)  (15,332)
   Interest expense, net         (1,959)   (1,828)   (3,926)   (3,330)
                               --------- --------- --------- ---------
Income from continuing
 operations before income
 taxes                            6,750    10,111    14,010    17,431
Provision for income taxes        2,832     3,893     5,663     6,711
                               --------- --------- --------- ---------
Income from continuing
 operations                       3,918     6,218     8,347    10,720
Gain/(loss) from discontinued
 operations, net of tax              25      (316)     (374)     (241)
                               --------- --------- --------- ---------
Net income                     $  3,943  $  5,902  $  7,973  $ 10,479
                               ========= ========= ========= =========

Net income per share -
 continuing operations:
      Basic                    $   0.18  $   0.29  $   0.38  $   0.50
                               ========= ========= ========= =========
      Diluted                  $   0.18  $   0.28  $   0.38  $   0.49
                               ========= ========= ========= =========

Net income per share:
      Basic                    $   0.18  $   0.27  $   0.37  $   0.49
                               ========= ========= ========= =========
      Diluted                  $   0.18  $   0.27  $   0.36  $   0.48
                               ========= ========= ========= =========

Weighted average number of
 common shares outstanding and
 common equivalent shares:
      Basic                      21,715    21,507    21,691    21,484
      Diluted                    22,180    21,922    22,060    21,987




                            SYMBION, INC.
                Condensed Consolidated Balance Sheets
                        (dollars in thousands)
                             (unaudited)

                                                     June 30, Dec. 31,
                                                       2007     2006
                                                     -------- --------
                    ASSETS

Current assets:
   Cash and cash equivalents                         $ 27,987 $ 26,909
   Accounts receivable, less allowance for doubtful
    accounts                                           37,436   34,700
   Inventories                                          8,266    8,070
   Prepaid expenses and other current assets           12,231   13,927
   Current assets of discontinued operations            1,552    3,299
                                                     -------- --------
      Total current assets                             87,472   86,905
Property and equipment, net of accumulated
 depreciation                                          77,329   76,277
Goodwill                                              327,668  314,980
Investments in and advances to affiliates              16,288   16,463
Other assets                                            4,110    3,079
Long-term assets of discontinued operations             4,528    6,102
                                                     -------- --------

Total assets                                         $517,395 $503,806
                                                     ======== ========

      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
   Accounts payable                                  $  4,380 $  5,145
   Accrued payroll and benefits                         6,527    7,950
   Other accrued expenses                              24,299   13,413
   Current maturities of long-term debt                 3,606    2,108
   Current liabilities of discontinued operations         990    1,646
                                                     -------- --------
      Total current liabilities                        39,802   30,262
Long-term debt, less current maturities               125,576  136,533
Other liabilities                                      20,032   18,734
Long-term liabilities of discontinued operations          214      404
Minority interests                                     35,267   32,594
Total stockholders' equity                            296,504  285,279
                                                     -------- --------

Total liabilities and stockholders' equity           $517,395 $503,806
                                                     ======== ========




                            SYMBION, INC.
                     Supplemental Operating Data
      (dollars in thousands, except per case and per share data)

                              Three Months Ended    Six Months Ended
                                   June 30,             June 30,
                             -------------------- --------------------
                                2007      2006       2007      2006
                             ---------- --------- ---------- ---------
Same store statistics(1):
Cases                          62,610     61,154   118,310    112,639
Cases percentage growth           2.4%       N/A       5.0%       N/A
Net patient service revenue
 per case                    $  1,285   $  1,342  $  1,290   $  1,338
Net patient service revenue
 per case percentage growth      (4.2)%      N/A      (3.6)%      N/A
Number of same store surgery
 centers                           46        N/A        44        N/A

Consolidated statistics -
 continuing operations:
Cases                          55,568     53,920   110,241    104,111
Cases percentage growth           3.1%       N/A       5.9%       N/A
Net patient service revenue
 per case                    $  1,310   $  1,284  $  1,327   $  1,276
Net patient service revenue
 per case percentage growth       2.0%       N/A       4.0%       N/A
Number of surgery centers
 operated as of end of
 period(2)                         54         57        54         57
Number of states in which the
 Company operates surgery
 centers                           23         23        23         23

Revenues - continuing
 operations:
Net patient service revenues $ 72,818   $ 69,249  $146,242   $132,800
Physician service revenues      1,315      1,120     2,645      2,261
Other service revenues          2,537      3,132     5,003      5,936
                             ---------- --------- ---------- --------
Total revenues               $ 76,670   $ 73,501  $153,890   $140,997
                             ========== ========= ========== ========

Cash flow information -
 continuing operations:
Net cash provided by
 operating activities        $  7,503   $  8,668  $ 13,853   $ 15,504
Net cash used in investing
 activities                    (2,111)   (16,874)   (3,621)   (31,448)
Net cash provided by (used
 in) financing activities      (4,251)    14,223    (9,399)    21,098

Other information:
EBITDA(3)                    $ 11,613   $ 14,410  $ 23,937   $ 26,457


(1) For purposes of this release, the Company defines same store facilities as those facilities that the Company owned an interest in and managed throughout each of the respective periods shown. The Company has not included the facilities that are reported as discontinued operations. The definition of same store facilities includes non-consolidated facilities and allows for comparability to other companies in the industry.

(2) This data includes facilities that the Company managed but in which it did not have an ownership interest. The Company has not included the facilities that are reported as discontinued operations.

(3) The following table reconciles EBITDA to net cash provided by operating activities - continuing operations:




                                Three Months Ended  Six Months Ended
(in thousands)                       June 30,           June 30,
                                ------------------ -------------------
                                  2007      2006     2007      2006
                                --------- -------- --------- ---------
EBITDA                           $11,613  $14,410  $ 23,937  $ 26,457
Depreciation and amortization     (2,904)  (2,471)   (6,001)   (5,696)
Interest expense, net             (1,959)  (1,828)   (3,926)   (3,330)
Income taxes                      (2,832)  (3,893)   (5,663)   (6,711)
Gain/(loss) on discontinued
 operations, net of tax               25     (316)     (374)     (241)
                                --------- -------- --------- ---------
Net income                         3,943    5,902     7,973    10,479
Depreciation and amortization      2,904    2,471     6,001     5,696
Non-cash compensation expense        878    1,082     1,787     2,174
Non-cash gains and losses            201   (1,125)     (289)   (1,086)
Minority interests in income of
 consolidated subsidiaries         6,020    7,764    12,753    15,332
Income taxes                       2,832    3,893     5,663     6,711
Distributions to minority
 partners                         (6,201)  (6,654)  (12,600)  (12,497)
Income on equity investments         236      727       199       973
Provision for doubtful accounts    1,300      689     2,195     1,296
Changes in operating assets and
 liabilities, net of effects of
 acquisitions and dispositions:
     Accounts receivable          (2,003)  (2,164)   (1,309)   (2,756)
     Income tax payments          (2,700)  (4,500)   (6,790)   (5,100)
     Other assets and
      liabilities                     93      583    (1,730)   (5,718)
                                --------- -------- --------- ---------
Net cash provided by operating
 activities - continuing
 operations                      $ 7,503  $ 8,668  $ 13,853  $ 15,504
                                ========= ======== ========= =========



    CONTACT: Symbion, Inc.
             Kenneth C. Mitchell
             Senior Vice President and Chief Financial Officer
             615-234-5904